Exhibit (g)(2)

EXHIBIT B

to the Custody Agreement

Fund Names

Separate Series of Amplify ETF Trust

Name of Series

Amplify HYG High Yield 10% Target Income ETF

Amplify LQD Investment Grade 12% Target Income ETF